Exhibit 99.1

SUPPLEMENTAL INDENTURE No. 1

SUPPLEMENTAL INDENTURE NO. 1 dated as of July 29, 2008 to the Indenture (the “Series B Indenture”) dated as of November 8, 2007 among Eco Telecom Limited, a Gibraltar company, Altimo Holdings & Investments Limited, a British Virgin Islands company, Deutsche Bank AG London Branch, as calculation agent, and Equity Trust Services (UK) Limited, an English limited liability company acting, as trustee.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in this supplemental indenture (the “Supplemental Series B Indenture”) has the meaning assigned to such term in the Series B Indenture. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Indenture” and each other similar reference contained in the Series B Indenture shall, after this Supplemental Series B Indenture becomes effective, refer to the Series B Indenture as supplemented hereby.

Section 2. VIP Market Capitalization Unmatured Early Maturity Event. The following provision shall replace Section 3.15(a)(iv) of the Series B Indenture in its entirety:

the arithmetic average of the market capitalization of VIP for five consecutive Business Days, as determined by the Calculation Agent, is less than 25% of the market capitalization of VIP on the date Securities are first issued hereunder;

Section 3. Governing Law. This Supplemental Series B Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

Section 4. Counterparts. This Supplemental Series B Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5. Effectiveness. Pursuant to Section 7.02 of the Series B Indenture, this Supplemental Series B Indenture shall become effective on the date when a counterpart of this Supplemental Series B Indenture is signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Series B Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

ECO TELECOM LIMITED

[Seal]

The Common Seal of the Eco Telecom Limited was affixed hereto in the presence of:

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Authorized Director

By:	/s/ James P. Galliano
Name:	James P. Galliano
Title:	Company Secretary

ALTIMO HOLDINGS & INVESTMENTS LIMITED, as Guarantor

By:	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Authorized Director

[Seal]

The Common Seal of Altimo Holdings & Investments Limited was affixed in the presence of:

Name:	Franz Wolf
Title:	Authorized Director

EQUITY TRUST SERVICES (UK) LIMITED, as Trustee

By:	/s/ Richard Verkoulen
Name:	Richard Verkoulen
Title:	Authorized Signatory

DEUTSCHE BANK AG LONDON BRANCH, as Calculation Agent

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Rafael Gil-Alberdi
Name:	Rafael Gil-Alberdi
Title:

AGREED, CONSENTED TO AND ACKNOWLEDGED:

DEUTSCHE BANK AG LONDON BRANCH, as a holder of a majority of the Securities outstanding as of the date hereof

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon-Smith
Title:	Legal Counsel

By:	/s/ Rafael Gil-Alberdi
Name:	Rafael Gil-Alberdi
Title: